Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces Financial Results for the Quarter Ended June 30, 2007
DALLAS—(BUSINESS WIRE)—August 10, 2007—Highland Distressed Opportunities, Inc. (NYSE: HCD) today announced its financial results for the quarter ended June 30, 2007.
Highlights for the quarter ended June 30, 2007:
Shareholders’ Equity (Net Assets): $248.9 million
Net Asset Value per share: $14.08
Operating Results (in thousands):
Net increase in shareholders’ equity (net assets) from operations: $443
Net investment income: $6,173
Net realized and unrealized gains/(losses) on investments: ($5,729)
Dividends per share: $0.2625
Portfolio Investment Activity:
Cost of investments during period: $985.7 million
Number of portfolio companies at March 31, 2007: 93
Portfolio and Investment Activity
On June 30, 2007, we completed our first full quarter of operations after our initial public offering (“IPO”), with 45.84% of our portfolio invested in senior loans, 35.43% in corporate notes and bonds, 0.82% in trade claims, and 17.91% in equity interests as of that date.
Bank debt typically accrues interest at variable rates determined on a basis of a benchmark LIBOR or prime rate, and typically will have maturities of 3 to 5 years. Corporate notes and bonds will typically accrue interest at fixed rates and have stated maturities at origination that range from 5 to 10 years. At June 30, 2007, the weighted average yield of our investments was approximately 8.55%.
During the quarter ended June 30, 2007, we purchased a portion of the pre-petition first lien bank of ComCorp Broadcasting, Inc. (“ComCorp”), a privately-held regional broadcasting company based in Lafayette, LA. ComCorp operates 23 TV stations in 10 markets in Texas, Louisiana, and Indiana. ComCorp filed for bankruptcy in June 2006 after it was unable to meet its ongoing debt obligations.
In June, we participated in the refinancing of the Lake at Las Vegas Joint Venture, LLC (“LLV”). LLV is a 3,592-acre resort and destination community and is one of the largest master-planned communities in the Las Vegas area. Due to a slowing housing market in Las Vegas, LLV fell into technical default on their previous term loan. To assist in providing liquidity to LLV and time for the housing market to improve, the refinancing facility consisted of a $475 million Term Loan and a $65 million Synthetic Revolver.

Results of Operations
We initially funded on January 18, 2007, and therefore, have no comparable period from the prior year with which to compare the results of operations for the three month period ended June 30, 2007 and the period ended June 30, 2007.
Operating Income
We primarily generate revenue in the form of interest income on the debt securities that we own, dividend income on any common or preferred stock that we own, and capital gains or losses on any debt or equity securities that we acquire and subsequently sell. We also may acquire investments, which may pay cash or in-kind dividends on a recurring or otherwise negotiated basis. Investment income for the quarter ended June 30, 2007 was approximately $9.58 million, with approximately $156,000 of income attributable to invested cash and cash equivalents and approximately $9.4 million attributable to investments in equity interests, bank debt/senior secured debt, and corporate notes/subordinated debt. This compares to investment income for the period January 18, 2007 (commencement of operations) through March 31, 2007 of $1.65 million, with approximately $555,000 of income attributable to invested cash and cash equivalents and approximately $1.1 million attributable to investments in bank debt/senior secured and corporate notes/subordinated debt. For the period ended June 30, 2007 investment income was approximately $11.2 million.
Operating Expenses
Operating expenses for the quarter ended June 30, 2007 were approximately $3.7 million. This amount consisted of advisory fees of approximately $1.8 million, incentive fees of approximately $1.3 million and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $550,000. In comparison, operating expenses for the period January 18, 2007 (commencement of operations) through March 31, 2007 were approximately $774,000. For the period ended June 30, 2007 operating expenses were $4.5 million.
Per an agreement with the Investment Adviser, advisory fees of approximately $1.5 million were waived during the quarter, compared to approximately $453,000 for the period January 18, 2007 (commencement of operations) through March 31, 2007. Additionally, the Investment Adviser voluntarily waived approximately $867,000 in Incentive Fees.
Net Investment Income
The Company’s net investment income for the quarter ended June 30, 2007 was approximately $6.17 million compared to net investment income of approximately $1.29 million for the period January 18, 2007 (commencement of operations) through March 31, 2007. For the period ended June 30, 2007, net investment income was approximately $7.46 million.
Net Unrealized Depreciation on Investments
For the quarter ended June 30, 2007, the Company’s investments had net unrealized depreciation of approximately ($5.9) million, compared to unrealized depreciation of approximately ($1.0) million as of March 31, 2007. The decrease was primarily attributable to unrealized depreciation on corporate notes/subordinated debt of approximately ($5.7) million. For the period ended June 30, 2007, net unrealized depreciation was approximately ($6.9) million.
Net Realized Gains
For the quarter ended June 30, 2007, we had net realized gains on investments of approximately $172,000, compared to approximately $72,000 for the period January 18, 2007 (commencement of operations) through March 31, 2007. For the period ended June 30, 2007, net realized gains on investments were approximately $244,000.
Net Increase in Shareholders’ Equity (Net Assets) from Operations
For the quarter ended June 30, 2007, we had a net increase in shareholders’ equity (net assets) resulting from operations of approximately $443,000, compared to a net increase of approximately $356,000, for the period January 18, 2007 (commencement of operations) through March 31, 2007. For the period ended June 30, 2007, we had a net increase in shareholders’ equity (net assets) resulting from operations of approximately $799,000.

Financial Condition, Liquidity and Capital Resources
During the period ended June 30, 2007, we generated cash from the net proceeds of our IPO as well as cash flows from operations. All of the net proceeds from our IPO and cash flows from operations were used to acquire the portfolio, to make investments, to make cash distributions to holders of our common stock, and to pay fees and our operating expenses. We also generated additional cash from borrowings under the credit facility entered into in April 2007. These borrowings were made in order to provide additional liquidity and to meet our investment objective and strategies. During the quarter ended June 30, 2007 we received full repayment on senior loans totaling approximately $23.4 million.
Dividends
We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. In order to maintain our status as a regulated investment company, we are required to meet specified source-of-income and asset diversification requirements and must distribute annually at least 90% of our investment company taxable income. Additionally, we must distribute at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our shareholders on a quarterly basis of substantially all of our net operating income. We also intend to make distributions of net realized capital gains, if any, at least annually.
We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure shareholders that they will receive any distributions or distributions at a particular level.
On March 9, 2007, the Company announced that its Board declared a second quarter divided of $0.2625 per share ($4,624,629) which was paid on June 29, 2007 to common shareholders of record on June 19, 2007. The Company has established an “opt out” dividend reinvestment plan for its common shareholders. As a result, if the Company declares a cash dividend in future periods, a shareholder’s cash dividend will be automatically reinvested in additional shares of the Company’s common stock unless the shareholder specifically “opts out” of the dividend reinvestment plan and elects to receive cash dividends. For the second quarter dividend, holders of 3,246,132 shares participated in the dividend reinvestment plan. As a result, of the $4,624,629 total amount distributed, $852,110 was used by the dividend reinvestment plan agent to issue new shares, including fractions, on behalf of the Plan participants.
Subsequent Events
On August 3, 2007, the Company’s Board declared a third quarter dividend of $0.2625 per share payable on September 28, 2007 to common shareholders of record on September 18, 2007.
Conference Call
The Company invites all interested persons to participate in its conference call on Thursday, August 16, 2007 at 4:15 pm Eastern Time. The dial-in number for the call is (866) 564-7444. The pass code for the conference call is 8840554. The Company will maintain an audio replay of the call for one week following the call. The replay dial-in number is (888) 203-1112. The replay pass code is 8840554.

Highland Distressed Opportunities, Inc.
Statement of Assets and Liabilities
As of June 30, 2007 (unaudited)

($)
Assets:
Investments, at value (cost $468,385,057)	461,458,590
Cash	32,664,561
Receivable for:
Receivable for investments sold	129,056,584
Dividend and interest receivable	6,562,859
Other assets	197,731

Total assets	629,940,325

Liabilities:
Notes payable (Note 4)	240,000,000
Payables for:
Investments purchased	138,575,097
Investment advisory fee payable (Note 3)	302,813
Administration fee payable (Note 3)	320,728
Incentive fee payable (Note 3)	459,963
Interest expense payable (Note 4)	1,191,930
Accrued offering cost	80,240
Accrued expenses and other liabilities	130,092

Total liabilities	381,060,863

Shareholders’ equity (net assets)	248,879,462

Composition of shareholders’ equity (net assets)
Common Stock, par value $.001 per share: 550,000,000 common stock authorized, 17,678,152 common stock outstanding	17,678
Paid-in capital	252,687,136
Undistributed net investment income	2,837,723
Accumulated net realized gain/(loss) on investments	233,641
Net unrealized appreciation/(depreciation) on investments and unfunded Transactions	(6,896,716)

Shareholders’ equity (net assets)	248,879,462

NET ASSET VALUE PER SHARE (NET ASSETS/COMMON STOCK OUTSTANDING)	14.08

Highland Distressed Opportunities, Inc.
Statement of Operations

	For the Quarter
	Ended	For the Period Ended
	June 30, 2007	June 30, 2007(a)
	(unaudited)	(unaudited)
	($)	($)
Investment Income:
Interest income	9,352,578	10,451,170
Dividends	227,767	782,424
Less: foreign taxes withheld	(3,225)	(3,225)

Total investment income	9,577,120	11,230,369

Expenses:
Investment advisory fee (Note 3)	1,833,035	2,285,931
Incentive fees (Note 3)	1,326,507	1,326,507
Administration fee (Note 3)	320,754	400,011
Accounting service fee	37,522	51,129
Transfer agent fee	8,103	11,041
Professional fees	74,871	101,090
Trustees’ fees	10,222	13,929
Custody fee	20,980	23,223
Reports to shareholders	28,173	38,389
Delaware franchise tax expense	15,673	21,098
Organization expense (Note 3)	—	170,383
Rating agency fees	7,991	7,991
Other expense	26,920	34,169

Total operating expenses	3,710,751	4,484,891
Interest expense (Notes 4)	2,090,530	2,132,788

Total expenses	5,801,281	6,617,679

Fees and expenses waived or reimbursed by Investment Adviser (Note 3)	(2,396,766)	(2,849,662)

Net expenses	3,404,515	3,768,017

Net investment income	6,172,605	7,462,352

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) on investments	171,706	244,081
Net realized gain/(loss) on total return swaps	35,134	35,134
Net realized gain/(loss) on foreign currency transactions	(45,574)	(45,574)
Net change in unrealized appreciation/(depreciation) on Investments	(5,930,971)	(6,926,467)
Net change in unrealized appreciation/(depreciation) on unfunded transactions	(1,825)	—
Net change in unrealized appreciation/(depreciation) on total return swaps	12,611	—
Net change in unrealized appreciation/(depreciation) on translation of assets and liabilities denominated in foreign currency	29,751	29,751

Net realized and unrealized gain/(loss) on investments	(5,729,168)	(6,663,075)

Net increase in shareholders’ equity (net assets) resulting from operations	443,437	799,277

(a)	Highland Distressed Opportunities, Inc. commenced investment operations on January 18, 2007.

About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”) is a newly organized, non-diversified closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, 877-247-1888